Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

NEWS RELEASE

NDCHealth Board Votes to Consider Sale of the Company

ATLANTA, March 30, 2005 – NDCHealth Corporation (NYSE: NDC) today announced that its Board of Directors has voted to pursue the potential sale of the company. The decision follows the completion by the Board, acting with the assistance of The Blackstone Group L.P., of an evaluation of strategic alternatives with the objective of maximizing stockholder value over a reasonable period of time. The Blackstone Group and Goldman, Sachs & Co. will act as the company’s financial advisors.

NDCHealth notes that there can be no assurance regarding the outcome of this process. The company does not intend to comment further publicly with respect to its process until its conclusion, unless the company determines it would be appropriate to do so at an earlier stage.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers.

Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com